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                                                                    Exhibit 16.1



June 30, 2004



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:


We were previously principal accountants for Meritage Corporation (the Company) and, under the date of February 16, 2004, we reported on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2003 and 2002. On June 15, 2004, our appointment as principal accountants was terminated. We have read the Company's statements included under
Item 4 of its Form 8-K/A dated June 30, 2004, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statements that follow (subsequent to the first quarter of 2004 as it relates to item c. below):



    (a) On June 15, 2004, the audit committee of the Board of Directors of the Company approved the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2004, subject to Deloitte & Touche's completion of new client acceptance procedures (which have been completed as of June 22, 2004), and the dismissal of us as the Company's independent auditors, or that the action followed a decision by the Board of Directors of the Company on June 9, 2004, to accept the audit committee's recommendation to change the Company's auditors for the Company's fiscal year ending December 31, 2004, effective upon selection of an alternate accounting firm, and to delegate to the audit committee the responsibility of selecting the Company's auditors for such period from the accounting firms recommended by the audit committee to the Board of Directors, or


    (b) The Company did not consult with Deloitte & Touche regarding any matters or events described in Item 304(a)(2)(i) and (ii) of Regulation S-K, although the Company did discuss with Deloitte & Touche (and other firms the Company interviewed) a number of issues pertaining to their expertise in the homebuilding industry, including their experience in implementing FIN 46R. The Company did not, however, discuss any particular transaction or the type of the audit report that they might issue on the Company's financial statements, or

    (c) To date, the Company believes that it has implemented FIN 46R in accordance with KPMG's interpretations.

Very truly yours,

/s/ KPMG LLP